Exhibit 99.1

Contacts:

Thomas Higgins
Chief Financial Officer
508 497 2809

Michele Boudreau, Director
Corporate Communications
650 279 2088

Caliper Life Sciences Reports Q1 2006 Financial Results
- Revenue up 21%; Microfluidics Business Continues to Expand -

HOPKINTON, Mass., May 10, 2006 — Caliper Life Sciences, Inc. (Nasdaq: CALP) today reported financial results for the quarter ended March 31, 2006. Total revenues for the first quarter were $22.3 million, an increase of 21% from $18.4 million in the first quarter of 2005. Excluding unfavorable effects of foreign exchange rate movements, revenues increased from the prior year quarter by 24%, which includes 11% organic growth.

The company reported net loss on a GAAP basis of $4.4 million ($0.13 per share) in comparison with a GAAP net loss of $4.9 million ($0.16 per share) in the first quarter of 2005. Gross margins from product and services remained flat at 36% in the first quarter in comparison to the first quarter of 2005. Total operating expenses (R&D plus SG&A) were $12.9 million, up approximately 10% from $11.8 million in the same period of 2005. The company’s cash and marketable securities as of March 31, 2006 totaled $26.8 million.

Commencing with this quarter, Caliper is initiating a practice of supplementing its GAAP financial reporting with certain non-GAAP financial measures. A reconciliation of Caliper’s GAAP Statements of Operations to the non-GAAP Statements of Operations is provided at the end of this release under “Adjusted Consolidated Statements of Operations.” Adjusted results of operations, discussed in the paragraph below, exclude stock-based compensation charges, including those related to Caliper’s January 1, 2006 adoption of SFAS 123R, and acquisition-related expenses, such as amortization of intangibles and restructuring charges and credits. Caliper believes that providing this additional financial information will enhance the reader’s understanding of the financial performance of Caliper’s operations and increase the comparability of its current financial statements to prior periods.

The first quarter 2006 adjusted net loss was $1.9 million ($0.06 per share) compared with $3.5 million ($0.12 per share) in the prior year. Adjusted gross margins from products and services for the first quarter of 2006 increased to 37% from 36% over the first quarter of 2005. Adjusted operating expenses were $11.8 million, up 3% from $11.4 million in the same period of 2005. This increase reflects the addition of expenses from NovaScreen Biosciences, which Caliper acquired in the fourth quarter of 2005, which was partially offset by spending reductions in other parts of Caliper’s business.

Service revenues in the first quarter increased 55%, due primarily to the addition of NovaScreen revenues. Product revenues grew by 12%, driven by continued strength in Caliper’s microfluidics business. The installed base of the company’s LabChip 3000 Drug Discovery and LabChip 90 Electrophoresis Systems is now over 130 units. Other product milestones included the recent launch of Caliper’s next-generation Tablet Processing Workstation (TPW3) and Active Ingredient Processing Workstation (APW3).

“Our first quarter organic growth rate of 11% has gotten us off to a solid start in 2006,” said Kevin Hrusovsky, president and CEO at Caliper. “LabChip systems continued to sell at an accelerated pace during the first quarter, a trend we began to see in the third quarter of 2005 when unit sales jumped to roughly double historical rates. Microfluidics revenues grew over 40% from the first quarter of last year.”

“We are also pleased to see the TPW3/APW3 launch on schedule after an intensive development program guided by several of our key customers. These new drug development workstations should benefit our revenue performance in the second half of the year. In the near term, we are projecting Q2 revenues of $22 to 24 million.”

During the first quarter of 2006 Caliper announced its planned acquisition of Xenogen Corporation, a maker of advanced imaging systems including instruments, biological solutions and software designed to accelerate drug discovery and development. On May 9, 2006 Xenogen reported first quarter revenues of $8.7 million compared to $9.3 million for the first quarter of 2005. Xenogen management acknowledged that its first quarter revenue was below their expectations, and attributed the first quarter revenue decline to record level revenue performance at the end of 2005 and to distractions related to the pending merger. Xenogen management also stated that April appears to be a strong start for the second quarter. Caliper is evaluating each of these conclusions and their impact.

Caliper will webcast its first quarter results conference call starting at 9:00 am ET today. To listen to the webcast, visit http://www.fulldisclosure.com or the investor relations section of Caliper’s website at www.caliperLS.com. The webcast will be available for replay from May 10th until Caliper’s earnings call for the second quarter of 2006.

A telephone replay is also available until May 17th by dialing 888-286-8010 and entering the passcode 68778591. International dialers can access the replay by dialing 617-801-6888 and using the same passcode.

About Caliper Life Sciences

Caliper Life Sciences is a leading provider of drug discovery and life sciences research solutions for the pharmaceutical and biotechnology industries. Caliper’s mission is to transform drug discovery and diagnostics by offering a comprehensive array of products and services for clinically relevant experimentation. Based in Hopkinton, Massachusetts, Caliper services approximately 80 percent of the world’s leading pharmaceutical companies through representation in thirty countries. More information about Caliper and its products and services can be found on the web at www.caliperLS.com.

The statements in this press release regarding Caliper’s pending acquisition of Xenogen Corporation, as well as statements regarding Caliper’s outlook for revenues for the second quarter of 2006, including the potential benefits of TPW3 and APW3 workstations to Caliper’s revenue performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statement as a result of a number of factors, including the risk that Caliper may not be able to close its expected acquisition of Xenogen Corporation for, among other reasons, an inability to obtain required stockholder approvals, and the risks that unexpected difficulties may be encountered in gaining wider adoption of Caliper’s new products, and that Caliper’s expectations regarding demand for its products and services may not materialize if capital spending by Caliper’s customers declines, if competitors introduce new competitive products, or if Caliper is unable to convince potential customers regarding the superior performance of its drug discovery systems and other products. Further information on risks faced by Caliper are detailed under the caption “Factors Affecting Operating Results” in Caliper’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2006. This filing is available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call.

Caliper and LabChip are registered trademarks and TPW and APW are trademarks of Caliper Life Sciences, Inc.

Important Notice

On April 3, 2006 Caliper Life Sciences, Inc. filed a preliminary Registration Statement on Form S-4 in order to register the shares of its common stock and warrants to be issued to the former stockholders of Xenogen in the proposed merger described above. The Form S-4 included a joint proxy statement for Caliper Life Sciences, Inc. and Xenogen Corporation. Investors and security holders of Caliper Life Sciences, Inc. and Xenogen Corporation are advised to read the

Registration Statement on Form S-4 and the joint proxy statement regarding the proposed merger referred to in this communication when they are declared effective by the Securities and Exchange Commission and become available because they will contain important information. Caliper Life Sciences, Inc. and Xenogen Corporation expect to mail the joint proxy statement about the proposed merger to their respective stockholders. Investors and security holders may obtain a free copy of the proxy statement and any other documents filed by Caliper Life Sciences, Inc. and Xenogen Corporation at the Securities and Exchange Commission’s web site at http://www.sec.gov and directly from Caliper Life Sciences, Inc. and Xenogen Corporation, respectively.

Caliper Life Sciences, Inc. and its officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of Caliper Life Sciences, Inc. with respect to the proposed merger. Information regarding such officers and directors is included in Caliper Life Sciences, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission. This document is available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and directly from Caliper Life Sciences, Inc.

CALIPER LIFE SCIENCES, INC.
SELECTED FINANCIAL INFORMATION
(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS	Three Months Ended
(in thousands except per share data)	March 31,
	2006	2005

Revenues:
Product revenue	$14,698	$13,138
Service revenue	5,043	3,256
License fees and contract revenue	2,558	2,008

Total revenues	22,299	18,402
Cost and Expenses:
Cost of product revenue	9,789	8,831
Cost of service revenue	2,839	1,661
Research and development	4,458	4,019
Selling, general and administrative	8,476	7,769
Amortization of intangible assets	1,254	898
Restructuring charges	42	90

Total costs and expenses(1)	26,858	23,268

Loss from operations	(4,559)	(4,866)
Interest income, net	191	232
Other income (expense), net	53	(212)
Provision for income taxes	(134)	(84)

Net loss	$(4,449)	$(4,930)

Net loss per share — basic and diluted	$(0.13)	$(0.16)

Shares used in computing net loss per share — basic and diluted	33,518	30,453

(1)           Stock-based compensation expense included within costs and expenses:

Cost of product revenue	$127	$39
Cost of service revenue	25	7
Research and development	240	82
Selling, general and administrative	894	287

Total	$1,286	$415

CALIPER LIFE SCIENCES, INC.
SELECTED FINANCIAL INFORMATION

CONSOLIDATED BALANCE SHEETS	March 31,	December 31
(in thousands)	2006	2005

	(Unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$7,023	$8,096
Marketable securities	19,817	23,129
Restricted cash	667	479
Accounts receivable, net	17,341	19,532
Inventories	12,260	11,061
Other current assets	3,147	2,657

Total current assets	60,255	64,954
Property and equipment, net	11,739	12,019
Intangible assets, net	15,569	16,822
Goodwill	60,866	60,866
Other assets	4,799	3,548

Total assets	$153,228	$158,209

Liabilities and stockholders’ equity
Current liabilities	$29,423	$31,204
Long-term obligations	8,189	8,567
Stockholders’ equity	115,616	118,438

Total liabilities and stockholders’ equity	$153,228	$158,209

Note (1) Derived from audited financial statements for the year ended December 31, 2005.

CALIPER LIFE SCIENCES, INC.
ADJUSTED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31, 2006				March 31, 2005
	Reported	Stock-based Comp	Other Adjustments	Adjusted (1)	Reported	Stock-based Comp	Other Adjustments	Adjusted (1)

Revenues:
Product revenue	$14,698	$—	$—	$14,698	$13,138	$—	$—	$13,138
Service revenue	5,043	—	—	5,043	3,256	—	—	3,256
License fees and contract revenue	2,558	—	—	2,558	2,008	—	—	2,008

Total revenues	22,299	—	—	22,299	18,402	—	—	18,402

Cost and Expenses:
Cost of product revenue(2)	9,789	(127)	—	9,662	8,831	(39)	—	8,792
Cost of service revenue(2)	2,839	(25)	—	2,814	1,661	(7)	—	1,654
Research and development(2)	4,458	(240)	—	4,218	4,019	(82)	—	3,937
Selling, general and administrative(2)	8,476	(894)	—	7,582	7,769	(287)	—	7,482
Amortization of intangible assets(3)	1,254	—	(1,254)	—	898	—	(898)	—
Restructuring charges(3)	42	—	(42)	—	90	—	(90)	—

Total costs and expenses	26,858	(1,286)	(1,296)	24,276	23,268	(415)	(988)	21,865

Loss from operations	(4,559)	1,286	1,296	(1,977)	(4,866)	415	988	(3,463)
Interest income, net	191	—	—	191	232	—	—	232
Other income (expense), net	53	—	—	53	(212)	—	—	(212)
Provision for income taxes	(134)	—	—	(134)	(84)	—	—	(84)

Net loss	$(4,449)	$1,286	$1,296	$(1,867)	$(4,930)	$415	$988	$(3,527)

Net loss per share — basic and diluted	$(0.13)			$(0.06)	$(0.16)			$(0.12)

Shares used in computing net loss per share — basic and diluted	33,518			33,518	30,453			30,453

(1)          To supplement the financial results presented on a GAAP basis, the company  uses adjusted measures of gross profit margins, costs and expenses, net loss and net loss per share which are non-GAAP financial measures. Caliper’s management uses these adjusted financial measures to gain an understanding of its comparative operating performance, and also in financial and operating decision-making because management believes they better reflect the underlying economics of Caliper’s ongoing business. Comparisons of adjusted financial measures may be more meaningful because operating results presented under GAAP may include, from time to time, items that are not necessarily relevant to understand Caliper’s business. Caliper’s management believes that these adjusted financial measures provide useful information to investors and others in understanding and evaluating Caliper’s current operating performance and future prospects. The adjusted financial measures have limitations, however, because they do not include all items of income and expense that impact Caliper’s operations. Management compensates for these limitations by presenting the tabular reconciliation above. The adjusted measures exclude:

a)              Expense associated with non-cash stock compensation. The Company believes that available valuation methodologies and assumptions may result in estimates that are misleading in the comparison of its financial results to previous periods or to its peers, and do not provide meaningful insight into the Company’s ongoing operations. The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R on January 1, 2006, which requires non-cash stock compensation expense to be recorded when stock options and other stock-related awards vest. The Company is using the modified-prospective transition method in its adoption of SFAS No. 123R and, as such, is not required to restate prior year results for the impact of option expensing.

b)             Expense associated with the amortization of acquisition-related intangible assets. This exclusion allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held business activities and with both acquisitive and non-acquisitive peers.

c)              Restructuring expense related reductions in force and costs to discontinue activities including idle capacity costs. The costs largely relate to restructuring activities associated with business combinations and are not indicative of the company’s  normal operating costs.

Non-GAAP net income/(loss) and other non-GAAP financial measures disclosed by the Company should not be considered in isolation or as a substitute for GAAP.

(2)          Adjustments represents stock-based compensation expense.

(3)          Adjustment represents amortization of intangible assets acquired and restructuring activities related to business combinations.